                                                                     EXHIBIT 2.8

                          REAL ESTATE MATTERS AGREEMENT

        This Real Estate Matters Agreement (this "AGREEMENT") is entered into as of this 2nd day of April, 2001 among Quantum Corporation, a Delaware corporation ("COMPANY"), Insula Corporation, a Delaware corporation ("SPINCO") and Maxtor Corporation, a Delaware corporation ("MAXTOR"). Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to such terms in Article III hereof, the Separation and Redemption Agreement dated as of the date hereof among the parties hereto (the "SEPARATION AGREEMENT") or in the Amended and Restated Agreement and Plan of Merger and Reorganization among the parties hereto and Hawaii Acquisition Corporation ("Maxtor Sub"), dated October 3, 2000 (the "MERGER AGREEMENT"), as applicable.

                                    RECITALS

        WHEREAS, Company hereby and by certain other instruments of even date herewith has or will transfer to Spinco, effective as of the Separation Date, substantially all of the business, assets and liabilities of the HDD Business owned and operated by Company in accordance with the Separation Agreement dated as of the date hereof among the parties hereto and the agreements and instruments provided for therein.

        WHEREAS, Company, Spinco, Maxtor and Maxtor Sub have entered into the Merger Agreement pursuant to which, subsequent to the sale or distribution of Spinco stock to Company's HDD stockholders, and the exchange of Spinco stock for Maxtor stock, Spinco will merge with and into Maxtor (the "MERGER") and Maxtor will become the successor-in-interest to Spinco.

        WHEREAS, Company owns all the outstanding stock of Quantum Peripherals Realty Corporation, a Delaware corporation ("QPRC") and QPRC is the fee simple owner of certain real property in Shrewsbury, Massachusetts more particularly described on attached Exhibit A ("SHREWSBURY PROPERTY") and certain real property in Louisville, Colorado, more particularly described on attached Exhibit B (the "LOUISVILLE PROPERTY"). The Shrewsbury Property and the Louisville Property are sometimes referred to herein collectively as the "OWNED U.S. REAL PROPERTIES."

        WHEREAS, QPRC executed in favor of CS First Boston Mortgage Capital Corp., a Delaware corporation ("CS FIRST BOSTON"), a Promissory Note dated September 10, 1996 in the original principal amount of Forty-Two Million One Hundred Five Thousand Two Hundred Sixty-Three Dollars ($42,105,263) (the "CS FIRST BOSTON LOAN"), which is secured by a mortgage encumbering the Shrewsbury Property (the "SHREWSBURY MORTGAGE") and a deed of trust encumbering the Louisville Property (the "LOUISVILLE DEED OF TRUST").

        WHEREAS, CS First Boston subsequently sold all or a portion of the CS First Boston Loan, and in connection with those transactions, appointed The Chase Manhattan Bank, a New York banking corporation, as trustee (the "TRUSTEE") for the registered holders of Credit Suisse First Boston Mortgage Securities Corp. Series 1997-C1.

        WHEREAS, the Company, by certain other instruments will transfer to Spinco or its successor in interest, effective as of the Separation Date, all of the outstanding stock of QPRC on the terms and conditions set forth below.

        WHEREAS, the parties desire to set forth certain agreements herein regarding real estate matters in connection with the Separation.

        NOW, THEREFORE, in consideration of the foregoing and the covenants and agreements set forth below, the parties hereto agree as follows:

                                    ARTICLE I

                           OWNED U.S. REAL PROPERTIES

        SECTION 1.1   OWNED PROPERTY BEING CONVEYED TO SPINCO

               (a) Terms of Conveyance. The Company shall transfer and convey to Spinco and its successors and assigns, and Spinco or its successor-in-interest will acquire from the Company, the QPRC Shares (the "QPRC SHARE TRANSFER") pursuant to and in accordance with the representations, warranties, terms and conditions set forth in the QPRC Stock Transfer Agreement attached as Exhibit E hereto (the "QPRC STOCK TRANSFER AGREEMENT") and in accordance with the following representations, warranties, and covenants:

                   (i) The QPRC Share Transfer shall occur pursuant to and in accordance with Section 9.B(ii) of the Shrewsbury Mortgage and Section 9.B(ii) of the Louisville Deed of Trust (collectively the "ONE TIME RIGHT PROVISIONS"). In this regard, the parties hereto will execute a Consent Letter Agreement with the Trustee and its agent in substantially the form attached hereto as Schedule 1.1(a)(i) (the "BANK ACKNOWLEDGEMENT"). The Company and QPRC hereby represent and warrant to Spinco that, as of the Separation Date, no event of default exists under the provisions of the CS First Boston Liens and no circumstances exist that, with the passage of time , the giving of notice, or both, would constitute a default thereunder.

                   (ii) The parties acknowledge that, although they desire to transfer the capital stock of QPRC from the Company to Insula on April 2, 2001 (concurrently with the transfer of the other assets of the HDD business to Insula) and are not legally prohibited from transferring said capital stock, they also desire to conform the QPRC Stock Transfer to the One Time Right Provisions in order to avoid any possibility of the imposition of a large pre-payment penalty under the CS First Boston Loan as a consequence of such transfer. Accordingly, the parties have agreed as follows with respect to the execution and delivery of the QPRC Stock Transfer Agreement: (i) the QPRC Stock Transfer Agreement will be executed as of the Separation Date by the Company, Spinco and Maxtor and delivered to Wilson Sonsini Goodrich & Rosati P.C. (in the case of the Company's executed QPRC Stock Transfer Agreement) and Gray Cary Ware & Freidenrich LLP (in the case of Spinco's and Maxtor's executed Stock Transfer Agreement), to be held by them pending receipt of the Bank Acknowledgement, (ii) upon receipt of the Bank Acknowledgement, Wilson Sonsini Goodrich & Rosati PC and Gray Cary Ware Freidenrich LLP shall exchange the executed copies of the QPRC Stock Transfer Agreement, which shall, thereupon, be deemed effective and binding upon Spinco and its successors and assigns, including Maxtor, as of the Separation Date. The parties hereto shall each cooperate to fulfill all terms and conditions legally imposed by CS First Boston, the Trustee, or their agents, representative, successors or assigns as a condition of the Bank Acknowledgement, including without limitation taking all actions necessary to fulfill the closing checklist items attached hereto as Schedule 1.1(a)(ii) and any other conditions properly imposed with respect to the CS First Boston Loan by CS First Boston, the Trustee or their respective agents,



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

representative, successors or assigns. The parties shall also execute such affidavits and certificates as are reasonably required by any title company in connection with the issuance of the title insurance and endorsements specified in attached Schedule 1.1(a)(ii).

                   (iii) Prior to the QPRC Share Transfer, QPRC shall not, without the written consent of Maxtor, (A) modify any existing financing secured by the Owned U.S. Real Properties, (B) enter into any new financing secured by the Owned U.S. Real Properties, (C) modify existing contracts or leases affecting the Owned U.S. Real Properties, (D) execute any new contract or lease affecting the Owned U.S. Real Properties, nor (E) commence any lawsuit, initiate any binding proceeding, or enter into any settlement agreement with respect to the Owned U.S. Real Properties.

                   (iv) The Company shall deliver to Spinco (or its successor-in-interest) a certificate or certificates representing the QPRC Shares, duly endorsed by the Company, with accompanying stock power, transferring the shares to Spinco or its successor-in-interest in accordance with this Section as of April 2, 2001 in accordance with this Section upon receipt of the Bank Acknowledgement. Upon submission of that certificate or certificates to QPRC, QPRC shall issue to Spinco, a certificate or certificates representing the QPRC Shares, registered in the name of Spinco (or its successor-in-interest). Concurrently with the delivery of the share certificates, the Company shall also deliver to Spinco (or its successor-in-interest) the stock books, stock ledgers, minute books, and corporate seals of QPRC and the written resignations of all officers and directors of QPRC.

                   (v) Spinco shall pay, or cause QPRC to pay, (without reimbursement from the Company or the Company's other subsidiaries) the fees under subpart (F) of the One Time Right Provisions and any other similar assumption and transfer fees that may be imposed as a condition of obtaining the Bank Acknowledgement. Without waiving their rights to claim that no rating agency approval is required for a QPRC Share Transfer pursuant to the One Time Right Provisions, the Company and Spinco agreed that they will each pay one-half of the cost of obtaining rating agency approval for the QPRC Share Transfer and, subject to the foregoing sentence, one half of all other attorneys fees, title endorsement fees, and other costs and expense which must be reimbursed or paid to third parties (other than the parties' attorneys and accountants) in connection with obtaining the Bank Acknowledgement and completing the QPRC Share Transfer. The parties hereto shall bear all of their own internal costs and attorney's and accountants' fees that may be incurred by them in connection with obtaining the Bank Acknowledgement and completing the QPRC Share Transfer.

                   (vi) Except as expressly provided to the contrary in the Merger Agreement, the Separation Agreement, or any Ancillary Agreement, Spinco and QPRC, each release and forever waive any and all claims they may have against the Company and its other subsidiaries with respect to or concerning the topography, climate, air, water rights, utilities, leases, subleases, title, liens of taxes, assessments, levies, water rights, utilities, zoning, soil, subsoil, suitable uses, value, potential for development, drainage, presence of hazardous substances or contamination, access to public roads, proposed routes of roads or extensions thereof, land use restrictions, laws, rules, regulations, permits, or other matters in any way affecting or pertaining to the Owned U.S. Real Properties, or the use or ownership thereof (herein collectively the "PROPERTY MATTERS"). Spinco shall indemnify, defend with counsel reasonably acceptable to the Company, and hold harmless the Company, its subsidiaries, and their respective officers, director, employees, successors and assigns from and against any and all losses, liabilities, claims, actions, judgements, damages, attorneys' fees, experts' fees, costs, and expenses arising out of or in connection with any Property Matter or any occurrences on or about the Owned U.S. Real Properties, whether on or after the Separation Date. The foregoing



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shall not waive any claim that Maxtor may have under the Merger Agreement, the
Separation Agreement or any Ancillary Agreement with respect to any Property Matter.

               (b) Assignment of Lease. On the Separation Date and notwithstanding the absence of the Bank Acknowledgement on the Separation Date, the Company shall assign to Spinco, and Spinco shall assume, the master lease of the Shrewsbury and Louisville Properties, entered into by the Company and QPRC on September 10, 1996 in connection with the CS First Boston Loan and the subleases of said Properties, on the terms and conditions set forth in the Assignment of Lease and Subleases attached hereto as Exhibit F.

               (c) Shrewsbury Leaseback. Commencing on the date of the QPRC Share Transfer, Spinco shall grant to the Company, or its designated subsidiary, a sublease of that portion of the Shrewsbury Property identified in the sublease agreement attached hereto as Exhibit C on the terms and conditions set forth in said sublease agreement.

               (d) Shrewsbury Estoppel Certificate. As soon as reasonably feasible after the Separation Date and the consummation of the Merger, the Company shall use its reasonable efforts to obtain and deliver to Maxtor an estoppel certificate from each of the current subtenants of the Shrewsbury Property and the Louisville Property in the form attached hereto as Schedule 1.1(c).

               (e) Shrewsbury Encumbrances. The Company and QPRC shall take all action required to remove from the title of the Shrewsbury Property as promptly as possible so as to not prevent the timely issuance of the Bank Acknowledgement, and shall indemnify, defend and hold harmless Spinco and Maxtor from all liability arising out of, the following encumbrances reflected in the examination of title obtained by Maxtor prior to the Separation Date: (i) the Notice of Contract filed by Limbach Company, Inc. dated June 23, 1997, regarding contract between M. A. Mortenson Co. (Contractor) and Limbach Co., Inc. (Subcontractor) disclosing a lien claimed in the amount of $1,379,391.00 recorded in Book 19733, Page 109 of the Official Records, and the related Statement of Account recorded in Book 19963, Page 350 of the Official Records and Complaint filed in Worcester Superior Court (Civil Action No. 98-1823A) recorded in Book 20503, Page 153 of the Official Records; and (ii) the Notice of Contract filed by Brunner Landscape Service, Inc. Regarding a contract dated April 21, 1998 between M. A. Mortenson Co.(Contractor) and Brunner Landscape Service, Inc. (Subcontractor) disclosing a lien claimed in the amount of $17,246.00 recorded Book 20300, Page 396 or the Official Records and the related Statement of Account recorded in Book 20300, Page 398 of the Official Records.

        SECTION 1.2 LEASED PROPERTIES TO BE ASSIGNED TO SPINCO COMPANIES

               (a) Assignment of Leases; Terms & Conditions. On the Separation Date, the Company shall assign (or cause its designated subsidiary identified on attached Schedule 1.2(a) to assign) to Spinco (or its designated subsidiary identified on attached Schedule 1.2(a)), all of its right, title, and interest in the Leased Properties identified on attached Schedule 1.2(a) (herein the "TRANSFERRED LEASED PROPERTIES"); provided, however, that if any Lease Consent is required as a condition of such assignment or to avoid a breach of any Relevant Lease so assigned and said consent has not been obtained prior to the Separation Date, then when such consent is obtained, the Company shall cause its applicable subsidiary to assign to the Spinco or its designated subsidiary, all of its right, title, and interest in the Transferred Leased Property. Any such assignment shall be subject to all liens, easements, encumbrance, conditions, covenants, and restrictions applicable to the Transferred Leased Property or the Relevant Lease therefor and the terms and conditions of this



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

Agreement, the assignment of lease agreement therefor, any other agreements between the parties which are part of the Lease Consent therefor. On the later of the Separation Date or the date when all Lease Consents for each Transferred Leased Properties is obtained, the Company and any designated subsidiary transferor of a Transferred Leased Property shall assign to Spinco, or its designated subsidiary transferee for the property, and Spinco and said designated transferee shall accept and assume, all obligations and liabilities relating to or effecting any Transferred Leased Property on the terms and conditions set forth in attached Schedule 1.2(b) (the "ASSIGNMENT OF LEASE"), including without limitation, all obligations and liabilities of the Company and its subsidiaries under the leases and subleases referenced on attached Schedule 1.2(b) and all other construction, listing, or other contracts, permits, covenants, conditions, and restrictions affecting, encumbering, or relating to the Transferred Leased Properties (herein collectively the "TRANSFERRED LEASED PROPERTIES ASSUMED LEASES & CONTRACTS"). Notwithstanding the foregoing or the assumption of any Relevant Lease, sublease, construction, listing, or other contracts, permits, covenants, conditions, and restrictions in accordance with this Section, Spinco, Maxtor, and their subsidiaries shall continue to have, and may enforce, all of their respective rights and remedies under the terms of the Merger Agreement, the Separation Agreement and any other Ancillary Agreement with respect to any liens, easements, encumbrances, conditions, covenants, restrictions, or obligations relating to or effecting the Transferred Leased Properties on or before the Separation Date.

               (b) License Back of Transferred Leased Properties. On the Separation Date, for each Transferred Leased Property indicated as a "licensed back" property on attached Schedule 1.2(a), Spinco hereby grants (or will cause its designated subsidiary identified on attached Schedule 1.2(a) to grant) to the Company (or its designated transferring subsidiary identified on attached
Schedule 1.2(a)), a license and right to continue to use those portions of such Transferred Leased Properties which are being used, as of the Separation Date, by the personnel of the Company (or said designated subsidiary) not being transferred to the employment of Spinco or its subsidiaries on the Separation Date. Said license shall commence on the effective date of the assignment of the lease for the Transferred Leased Property in question and shall end on the date specified in attached Schedule 1.2(a); provided, however, that if the consent of any lessor, sublessor or other third party is required as a condition of such license or to avoid a breach of any lease or sublease affecting the property subject to the license, then the license shall be effective, when and only when such consent is obtained. Each license shall be on the terms and conditions set forth in attached Exhibit D-1 and shall be subject to the other provisions of this Agreement. Each license shall be irrevocable, unless an enforcement action or forfeiture by the relevant Landlord due to the Company's (or its designated subsidiary's) occupation of a Transferred Leased Property constitutes a breach of the Relevant Lease for the Transferred Leased Property and such breach cannot, in the reasonable opinion of Spinco, be avoided other than by requiring the Company (or its designated subsidiary) to immediately vacate the Transferred Leased Property, in which case Spinco may, by written notice to the Company, immediately require the Company (or its designated subsidiary) to vacate the Transferred Leased Property. The Company will be responsible for, and shall indemnify and hold harmless Spinco and its subsidiaries from and against, all costs, expenses and liabilities incurred by Spinco and its subsidiaries as a consequence of any failure by the Company or its subsidiaries to promptly vacate a Transferred Leased Property, including without limitation any losses, claims, costs, demands and liabilities incurred by Spinco or its subsidiaries as a result of any enforcement action taken by the Landlord with respect to such failure to vacate a Transferred Leased Property; and the Company, for itself and its subsidiary hereby waives any and all costs, losses, claims, liabilities, consequential damages, costs, and expenses incurred by them as a consequence of being obliged to vacate a



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

Transferred Leased Property in accordance with the terms hereof, the necessity of obtaining alternative premises as a consequence thereof, or any enforcement action which a landlord under a Relevant Lease of Transferred Leased Property may take against the Company or its subsidiaries.

        SECTION 1.3 PROPERTIES ONLY BEING LICENSED

               (a) Grant of License to Spinco Companies Terms & Conditions. On the Separation Date, the Company shall grant (or cause its designated subsidiary identified on attached Schedule 1.3(a) to grant) to Spinco (or its designated subsidiary identified on attached Schedule 1.3(a)), a license and right to continue to use those portions of the properties identified in attached Schedule 1.3(a) (the "Company RETAINED PROPERTIES") which are being used, as of the Separation Date, by the personnel of the Company (or said designated subsidiary) being transferred to the employment of Spinco or its subsidiaries on the Separation Date. Said license shall commence on the Separation Date and shall end on the date specified in attached Schedule 1.3(a). Each license shall be on the terms and conditions set forth in attached Exhibit D-2 and shall be subject to the other provisions of this Agreement. Each license shall be irrevocable, unless an enforcement action or forfeiture by the relevant Landlord due to Spinco's (or its designated subsidiary's) occupation of a Company Retained Property constitutes a breach of the Relevant Lease for the Company Retained Property and such breach cannot, in the reasonable opinion of the Company, be avoided other than by requiring Spinco (or its designated subsidiary) to immediately vacate the Company Retained Property, in which case the Company may, by written notice to Spinco, immediately require Spinco (or its designated subsidiary) to vacate the Company Retained Property. Spinco will be responsible for, and shall indemnify and hold harmless the Company and its subsidiaries from and against, all costs, expenses and liabilities incurred by the Company and its subsidiaries as a consequence of any failure by Spinco or its subsidiaries to promptly vacate an Affiliate Property, including without limitation any losses, claims, costs, demands and liabilities incurred by the Company or its subsidiaries as a result of any enforcement action taken by the Landlord with respect to such failure to vacate an Affiliate Property; and Spinco, for itself and its subsidiary hereby waives any and all costs, losses, claims, liabilities, consequential damages, costs, and expenses incurred by them as a consequence of being obliged to vacate a Company Retained Property in accordance with the terms hereof, the necessity of obtaining alternative premises as a consequence thereof, or any enforcement action which a Landlord under a Relevant Lease of a Company Retained Property may take against Spinco or its subsidiaries.

               (b) Grant of License to Quantum Companies; Terms & Conditions. On the Separation Date, Spinco shall cause each of its designated subsidiaries identified on attached Schedule 1.3(b) (a "FOREIGN SUBSIDIARY LICENSOR") to grant the Company's subsidiary identified on attached Schedule 1.3(b) (a "FOREIGN SUBSIDIARY LICENSEE"), a license and right to continue to use those portions of the properties identified in attached Schedule 1.3(b) (the "FOREIGN SUBSIDIARY RETAINED PROPERTIES") which are being used, as of the Separation Date, by the personnel being transferred to the employment of the Foreign Subsidiary Licensee on the Separation Date. Said license shall commence on the Separation Date and shall end on the date specified in attached Schedule 1.3(a). Each license shall be on the terms and conditions set forth in attached Exhibit D-3 and shall be subject to the other provisions of this Agreement. Each license shall be irrevocable, unless an enforcement action or forfeiture by the relevant Landlord due to the Foreign Subsidiary Licensee's occupation of a Foreign Subsidiary Retained Property constitutes a breach of the Relevant Lease for the Foreign Subsidiary Retained Property and such breach cannot, in the reasonable opinion of Spinco, be avoided other than by requiring the Foreign Subsidiary Licensee to immediately vacate the Foreign Subsidiary Retained Property, in which case the Spinco may, by written notice to the Foreign Subsidiary Licensee, immediately require the Foreign Subsidiary Licensee to vacate the Foreign Subsidiary Retained Property. The Foreign Subsidiary Licensee will be responsible for, and shall indemnify and hold harmless Spinco and the Foreign Subsidiary Licensor from and against, all costs, expenses and liabilities incurred by them as a consequence of any failure by the Foreign Subsidiary Licensee to promptly vacate an Affiliate Property, including without limitation any losses, claims, costs, demands and liabilities incurred by Spinco or the Foreign Subsidiary Licensor as a result of any enforcement action taken by the Landlord with respect to such failure to vacate an Affiliate Property; and the Foreign Subsidiary Licensee hereby waives any and all costs, losses, claims, liabilities, consequential damages, costs, and expenses incurred by it as a consequence of being obliged to vacate a Foreign Subsidiary Retained Property in accordance with the terms hereof, the necessity of obtaining alternative premises as a consequence thereof, or any enforcement action which a Landlord under a Relevant Lease of a Foreign Subsidiary Retained Property may take against the Foreign Subsidiary Licensee.

        SECTION 1.4 LEASED PROPERTIES TO BE ASSIGNED TO COMPANY SUBSIDIARY

               (a) Assignment of Lease; Terms & Conditions. On the Separation Date, Spinco shall cause its designated subsidiary identified on attached
Schedule 1.4(a) ("TRANSFERRING AFFILIATE") to assign to the designated subsidiary of the Company identified on attached Schedule 1.4(a) (the "RECEIVING AFFILIATE"), all of its right, title, and interest in the Leased Properties identified on attached Schedule 1.4(a) ("herein the "AFFILIATE PROPERTIES"); provided, however, that if a Lease Consent is required as a condition of such assignment or to avoid a breach of any Relevant Lease so assigned and said consent has not been obtained prior to the Separation Date, then when such consent is obtained, Spinco (or its successor-in-interest) shall cause its applicable subsidiary to assign to the Receiving Affiliate, all of its right, title, and interest in the Affiliate Property. Any such assignment shall be subject to all liens, easements, encumbrance, conditions, covenants, and restrictions applicable to the Affiliate Property or the Relevant Lease therefor and the terms and conditions of this Agreement, the assignment of lease agreement therefor, any other agreements between the parties which are part of the Lease Consent therefor. On the Separation Date the Company and any Transferring Affiliate shall assign to the Receiving Affiliate, and the Receiving Affiliate shall accept and assume, all obligations and liabilities relating to or effecting any Transferred Leased Property, including without limitation, all obligations and liabilities of the Company and its subsidiaries under the Relevant Lease therefore and any subleases, construction, listing, or other contracts, permits, covenants, conditions, and restrictions affecting, encumbering, or relating to the Affiliate Properties (herein collectively the "AFFILIATE PROPERTIES ASSUMED LEASES & CONTRACTS"). Notwithstanding the foregoing or the assumption of any Relevant Lease in accordance with this Section, Quantum and its subsidiaries shall continue to have, and may enforce, all of their respective rights and remedies under the terms of the Merger Agreement or any asset sales agreement for the jurisdiction in which the Affiliate Property is located with respect to any liens, easements, encumbrances, conditions, covenants, restrictions, or obligations relating to or effecting the Affiliate Properties on or before the Separation Date.

               (b) License Back of Affiliate Properties. On the Separation Date, the Receiving Affiliate shall grant to Spinco (or its designated subsidiary identified on attached Schedule 1.4(a)), a license and right to continue to use those portions of the Affiliate Properties used, as of the Separation Date, by the personnel of the Company (or said designated subsidiary) being transferred to the employment of Spinco or its subsidiaries on the Separation Date. Said license shall commence on the Separation Date and shall end on the date specified in attached Schedule 1.4(a); provided, however, that if the consent of any lessor, sublessor or other third party is required as a condition of such license or to avoid a breach of any lease or sublease affecting the property subject to the license, then the license shall be effective, when and only when such consent is obtained. Each license shall be on the terms and conditions set forth in attached Exhibit D-4 and shall be subject to the other provisions of this Agreement. Each license shall be irrevocable, unless an enforcement action or forfeiture by the relevant Landlord due to Spinco's (or its designated subsidiary's) occupation of a Affiliate Property constitutes a breach of the Relevant Lease for the Affiliate Property and such breach cannot, in the reasonable opinion of the Company, be avoided other than by requiring Spinco (or its designated subsidiary) to immediately vacate the Affiliate Property, in which case the Company may, by written notice to Spinco, immediately require Spinco (or its designated subsidiary) to vacate the Affiliate Property. Spinco will be responsible for, and shall indemnify and hold harmless the Company and its subsidiaries from and against, all costs, expenses and liabilities incurred by the Company and its subsidiaries as a consequence of any failure by Spinco or its subsidiaries to promptly vacate an Affiliate Property, including without limitation any losses, claims, costs, demands and liabilities incurred by the Company or its subsidiaries as a result of any enforcement action taken by the Landlord with respect to such failure to vacate an Affiliate Property; and Spinco, for itself and its subsidiary hereby waives any and all costs, losses, claims, liabilities, consequential damages, costs, and expenses incurred by them as a consequence of being obliged to vacate an Affiliate Property in accordance with the terms hereof, the necessity of obtaining alternative premises as a consequence thereof, or any enforcement action which a Landlord under a Relevant Lease of an Affiliate Property may take against Spinco or its subsidiaries.

        SECTION 1.5 VARIATIONS

               (a) 601 McCarthy Signage. Notwithstanding the foregoing, license back to Company of a portion of the Transferred Leased Property located at 601 McCarthy Boulevard, Milpitas, California, and known as Building 6 ("BUILDING 6"), Spinco shall permit Company the exclusive right to all the monument signage on said property until July 1, 2001.

               (b) Austin Multiple Suites. The parties acknowledge that the Transferred Leased Property located at 4516 Seaton Center Parkway, Austin, Texas (the "AUSTIN PROPERTY"), consists of separate Suites 155 and 130 and, that notwithstanding the foregoing, it is the intention of the parties for Company to assign to Spinco or its successor-in-interest only Suite 155 of the Austin Property. To that end, the parties shall seek, as part of the Lease Consents set forth below, permission from the applicable Landlord to separate said lease into two (2) leases, one for each suite, so that the lease as to only Suite 155 can be assigned separately to Spinco or its successor-in-interest. If the consent of the Landlord to the split of the lease is not obtained by the Separation Date, then Company shall retain the entire lease of the Austin Property (Suites 155 and 130) and the Company shall add the entirety of Suite 155 to the list of Company Retained Properties described on Schedule 1.3(a) attached hereto and Spinco or its designated subsidiary or its successor-in-interest shall receive a license to use Suite 155 in accordance with the terms and provisions of Section 1.7(a) hereof, provided, however, that notwithstanding anything in Section 1.7(a) to the contrary, said license of Suite 155 shall continue until the Company, with the permission of the applicable Landlord, successfully splits the lease of the Austin Property into two (2) leases and assigns the lease as to Suite 155 to Spinco or its designated subsidiary or its successor-in-interest, all in accordance with the intentions of the parties hereto as set forth in this
Section 1.5(b).

               (c) 525 Sycamore Drive. The parties acknowledge and agree that the lease of the Transferred Leased Property located at 525 Sycamore Drive, Milpitas, California, known as Building 14 ("BUILDING 14") is subject to, and the assignment of said lease shall be subject to, the rights of Cisco Systems, Inc. to use the parking lot of Building 14 pursuant to the terms of that certain Agreement for Cafeteria License and Parking License, dated August 11, 2000 ("CISCO AGREEMENT"). The Company has received written notice from Cisco terminating the Building 14 Agreement as of April 16, 2001.

               (d) 501 Sycamore Drive. On the later of the Separation Date or the date the Company receives any consent of the Landlord under the Relevant Lease required therefor, the Company shall grant Spinco the right to dine in the cafeteria in Company's adjacent building located at 501 Sycamore Drive, Milpitas, California, and known as Building 12 for a period commencing on the Separation Date and ending July 31, 2003, on the terms and conditions set forth in attached Exhibit G.

               (e) Shanghai, China. Insula will cause its subsidiary in China to terminate the Relevant Lease for the Shanghai Property, and cooperate with Quantum and its subsidiaries in obtaining a new lease for the Shanghai Property from the Landlord. The foregoing constitutes the consent to terminate the Shanghai Lease under Section 1.3 of the Transitional Services Agreement concerning Shanghai.

        SECTION 1.6 OBTAINING THE LEASE CONSENTS

               (a) Duty to Request Consents. Company confirms that, with respect to each Transferred Leased Property and each Affiliate Property for which a Lease Consent is required to permit the assignment of the Relevant Lease as noted above, an application has been made or will be made to the relevant Landlord, for the purpose of obtaining the required Lease Consents for the transactions contemplated by this Agreement.

               (b) Duty to Cooperate. Spinco, Maxtor, and the Company shall use, and shall cause their affected subsidiaries to use, their commercially reasonable efforts to obtain all required Lease Consents and shall promptly satisfy, or cause their applicable subsidiaries to satisfy, the lawful, commercially reasonable, requirements of the Landlord as a condition to the granting of a Lease Consent. Without limiting the foregoing, Spinco and Maxtor will, or will cause their applicable subsidiary to do each of the following:

                   (i) if required by the Landlord, enter into an agreement with the relevant Landlord to observe and perform the tenant's obligations contained in any Transferred Leased Properties or Affiliate Properties throughout the remainder of the term of the Relevant Lease, subject to any statutory limitations of such liability;

                   (ii) if required by the Landlord, enter into a novation agreement terminating the Relevant Lease, and creating a new lease, for a Transferred Leased Property or Affiliate Property on the terms of the terminated Relevant Lease or on terms consistent with comparable leases for comparable properties in the vicinity of the Property;

                   (iii) if required by the Landlord, provide a guarantee, surety or other security (including, without limitation, a security deposit) for the obligations of the tenant under the Relevant Lease in an amount equal that stated in the Relevant Lease or in an amount consistent with those provided for comparable leases for comparable properties in the vicinity of the Property, and otherwise take all commercially reasonable steps to meet the lawful, commercially reasonable, and market requirements of the Landlord, so as to ensure that the Lease Consents are obtained;

                   (iv) use all reasonable commercial efforts to assist the transferor of the Relevant Lease with obtaining the Landlord's consent to the release of any guarantee, surety or other security which the transferor or any of its subsidiaries may have previously provided to the Landlord and, if required, offer the guarantee, surety or other security described above to the Landlord in order to obtain such release; and

                   (v) promptly execute all Landlord consent forms, lease amendments, novations, and other documents as may be reasonably required by the Landlord to effectuate the transactions described above.

        Notwithstanding the foregoing, in no event shall the Company, Spinco, Maxtor or any of their applicable subsidiaries be required to commence any judicial or other legal proceeding against any Landlord to compel issuance of any Lease Consent or to obtain a declaration that a Lease Consent has been unreasonably withheld or delayed.

               (c) Protection From Liability. Company and Spinco shall use commercially reasonable efforts to obtain in writing from the applicable Landlords (a) an unconditional release of Company, its subsidiaries (other than Spinco and its subsidiaries) from liability for the Transferred Leased Properties. If despite such efforts, no release of the Company and its subsidiaries (other than Spinco and its subsidiaries) is obtained, then Maxtor shall indemnify, defend, protect and hold harmless the Company and its subsidiaries from and after the Separation Date against all losses, costs, claims, damages, or liabilities incurred by Company or its subsidiary in connection with the failure of Maxtor and its subsidiaries to perform the obligations of the tenant under any of the Relevant Leases for Transferred Leased Property.

        SECTION 1.7 FAILURE TO OBTAIN LEASE CONSENTS

               (a) Failure to Obtain Lease Consents For Transferred Leased Property. In the event that any Lease Consent required hereunder with respect to the assignment of any Transferred Leased Property is not obtained on or before the Separation Date, then on the Separation Date each of the following shall occur.

                   (i) the Transferred Leased Property shall be added to the list of Company Retained Properties described on attached Schedule 1.3(a) (if the Property is located in North America) or the Affiliate Properties described on attached Schedule 1.4(a) (if the Property is located outside of North America), for a license term continuing until the earlier of the termination date of the Relevant Lease or the Final Determination Date for said Property, on the terms and conditions stated below.

                   (ii) Spinco, or its designated subsidiary, shall receive a license to use the Transferred Leased Property to the fullest extent permitted by the Relevant Lease which will continue unless and until the earlier of (a) the date the required Lease Consent(s) for such Transferred Leased Property are obtained, (b) the date such required Lease Consent(s) are finally and unconditionally denied by the Landlord, and (c) the date the Company and Maxtor agree in writing that such required Lease Consents(s) cannot be obtained (which agreement shall not be unreasonably withheld) (herein the "FINAL DETERMINATION DATE"). The rights of Spinco and its subsidiaries to use any Transferred Leased Property shall be subject to the rights of the Company or its subsidiaries under
Section 1.2(b), above.

                   (iii) Spinco shall reimburse (or cause its subsidiary to reimburse) to the Company (or its designated subsidiary) any rentals, operating costs, fees, taxes, insurance, repairs, alterations, improvements, other costs and expenses (a) reasonably incurred by the Company (or said subsidiary) under the Relevant Lease for said Transferred Leased Property prior to the Final Determination Date, and (b) that would otherwise have been incurred by Spinco (or its subsidiary) prior to the Final Determination Date had the Transferred Leased Property been conveyed to Spinco (or the applicable subsidiary) on the Separation Date.

                   (iv) Subject to the Landlord's rights to the same, the Company shall pay (or cause its subsidiary to pay) to Spinco (or its designated subsidiary) any rental income received from any third party with respect to said Transferred Leased Property applicable to period following the Separation Date; provided however, that the Company shall be entitled to retain and have no obligation to pay over any rental income after the Final Determination Date.

                   (v) The Company shall account for any amounts payable to or by Spinco and its subsidiaries pursuant to subparts (iii) and (iv) above and shall invoice Spinco monthly for such amounts not later than the twenty days following the end of each month, offsetting the costs incurred in subpart (iii), against any income payable to Spinco pursuant to subpart (iv). Any net amount owing by Spinco (or its subsidiaries) shall be paid to the Company (or its designated subsidiary) within fifteen (15) days following delivery of the Company's invoice to Spinco and any net amount owing to Spinco (or its subsidiaries) shall be paid by the Company (or its designated subsidiary) concurrently with presentation of the invoice, in the currency designated in the first invoice for each Property and thereafter consistently applied. Any sums not timely paid shall bear interest at the rate of eight percent (8%) per annum from the due date until paid.

               (b) Failure to Obtain Lease Consents For Affiliate Property. In the event that any Lease Consent required hereunder with respect to the assignment of any Affiliate Property to a Receiving Affiliate is not obtained on or before the Separation Date, then on the Separation Date

                   (i) The Affiliate Property shall be added to the list of Foreign Subsidiary Retained Properties described on attached Schedule 1.4(b), for a license term continuing until the earlier of the termination date of the Relevant Lease and the Final Determination Date for said Property on the terms and conditions stated below.

                   (ii) The Receiving Affiliate shall receive a license to use the Affiliate Property to the fullest extent permitted by the Relevant Lease, which will continue unless and until the earlier of the Final Determination Date for said property. The rights of the Company and its subsidiaries to use any Affiliate Property shall be subject to the rights of Spinco or its subsidiaries under Section 1.4(b), above.

                   (iii) The Receiving Affiliate shall reimburse (or cause its subsidiary to reimburse) to Spinco (or its designated subsidiary) any rentals, operating costs, fees, taxes, insurance, repairs, alterations, improvements, other costs and expenses (a) reasonably incurred by Spinco (or said subsidiary) under the Relevant Lease for said Affiliate Property prior to the Final Determination Date, or (b) that would otherwise have been incurred by the Company (or its subsidiary) prior to the Final Determination Date had the Affiliate Property been conveyed to the Company (or the applicable subsidiary) on the Separation Date.

                   (iv) Subject to the Landlord's rights to the same, Spinco shall pay (or cause its subsidiary to pay) to the Receiving Affiliate any rental income received from any third party with respect to said Affiliate Property applicable to period following the Separation Date; provided however, that Spinco shall be entitled to retain and have no obligation to pay over any rental income after the Final Determination Date.

                   (v) Spinco shall account for any amounts payable to or by the Receiving Affiliates pursuant to subparts (iii) and (iv) above and shall invoice the Receiving Affiliate monthly for such amounts not later than the twenty days following the end of each month, offsetting the costs incurred in subpart (iii), against any income payable to the Receiving Affiliate pursuant to subpart (iv). Any net amount owing by the Receiving Affiliate shall be paid to Spinco (or its designated subsidiary) within fifteen (15) days following delivery of the Spinco's invoice to the Receiving Affiliate and any net amount owing to the Receiving Affiliate shall be paid by Spinco (or its designated subsidiary) to the Receiving Affiliate concurrently with presentation of the invoice, in the currency designated in the first invoice for each Property and thereafter consistently applied. Any sums not timely paid shall bear interest at the rate of eight percent (8%) per annum from the due date until paid.

        SECTION 1.8 OBLIGATION DUE TO INABILITY TO OBTAIN LEASE CONSENT

               (a) Alternative Arrangements. If a Lease Consent required with respect to any Property is finally and unconditionally refused or likely to be refused by a Landlord after the Separation Date, despite the parties' efforts as set forth above, then, upon demand by either party, the Company and Spinco shall commence good faith negotiations and use commercially reasonable efforts to provide alternative arrangements to provide the occupancy benefits of the Property to the party intended to be entitled thereto under this Agreement (including without limitation reallocation of the space in the Properties between the parties based on the relative importance of the applicable Property to the operations of each company and its subsidiaries, the size of the applicable Property, the number of employees of each party and/or its subsidiaries at the applicable Property and the potential risk and liability to the parties and their respective subsidiaries in the event an enforcement action is brought by the applicable Landlord). Such commercially reasonable efforts shall include consideration of alternate structures to accommodate the needs of the parties and their subsidiaries, and the allocation of the costs thereof, including restructuring a proposed lease assignment to be a sublease or a proposed license to be a sublease, and/or relocating one party. If Company and Spinco are unable to agree upon a restructuring of the transactions with respect to any particular Property, then, upon written notice by either party to the other, the notifying party may require that the matter be referred to the Chief Financial Officers of Company and Spinco. In such event, the Chief Financial Officers shall use commercially reasonable efforts to determine a mutually acceptable alternative. Notwithstanding anything to the contrary hereunder, at any time on or after a Final Determination Date for any Property, at the election of the party who was to receive said Property, (i) any license for the Property granted to said party hereunder shall terminate on the date specified by said party, and thereupon (ii) the party shall have the right, but not the obligation, to enter into a separate lease (a "NEW LEASE") for other space in the geographic area of the Property, provided, however, that such terminating party shall in no event be released from its obligations with respect to the Property under Sections 1.7(a) or (b), above, as applicable.

               (b) Vacation of Premises. If (i) a Lease Consent required with respect to any Property is finally and unconditionally refused by a Landlord and the Company and Spinco are unable to agree upon alternative arrangements for a Property as set forth in Section 1.8(a), or (ii) if the party which is bound as the lessee under any Relevant Lease of any Property for which all required Lease Consent have not been obtained determines that any license herein granted must terminate in order to avoid a breach of any such Relevant Lease, then the lessee under the Relevant Lease for said Property may require all other parties (and their designated subsidiaries) to vacate said Property immediately or by such other date as may be specified in the notice served by said lessee (the "NOTICE DATE"), in which case each recipient of the notice shall vacate (or cause their respective subsidiaries) to vacate the relevant Property on or before the Notice Date. Each party shall indemnify, defend, and hold harmless the other parties to this Agreement, and their respective shareholders, officers, directors, agents, employees, contractors, lessees, and sublessees from and against all actions, costs, claims, losses, liabilities, damages, attorneys' fees, experts' fees, costs and expenses arising in connection with or as a consequence of (A) said party's failure to timely vacate a Property in accordance with this Section, or (B) said party's resulting obligation to obtain alternative premises, and/or (C) any enforcement action which a Landlord may take against as a consequence of the presence of said party or its subsidiaries in any Property without a required Lease Consent.

        SECTION 1.9 NOTICES; FORMS OF TRANSFER

               (a) Documentation; Notices. The Company and Spinco shall supply promptly to the other party copies of all invoices, demands, notices and other communications received by them or their subsidiaries in connection with (i) any of the matters for which the other party is liable to make any payment or perform any obligation pursuant to this Agreement, or (ii) any Lease Consent not obtained on the Separation Date.

               (b) [Intentionally Deleted.]

               (c) Documentation of Assignment of Leases in Non-United States Jurisdictions. If required by the laws in which a property affected by this Agreement is located, local legal counsel shall be retained and shall prepare documents to effectuate the assignments, transfers, assumptions, and licenses set forth in this Agreement in accordance with the terms and conditions of this Agreement. The terms and conditions of such jurisdictional documents (the "LOCAL DOCUMENTS") shall control in the legal jurisdiction of the applicable property, so long as such Local Documents are not inconsistent with the terms, conditions, and intentions of this Agreement (including all Schedules and Exhibits attached hereto).

        SECTION 1.10 CASUALTY; LEASE TERMINATION

        Company and Spinco and their designated subsidiaries shall grant and accept transfers, assignments, leases, subleases or licenses of the Properties as described in this Agreement, regardless of any casualty damage or other change in the condition of the Properties; provided, however, that in any such event the assigning party shall also assign to the transferee of the property or the Relevant Lease all insurance, condemnation and other proceeds paid or payable with respect to the event. In addition, subject to Company's obligations in Section 5.1 of the Merger Agreement, in the event that a Relevant Lease with respect to a Leased Property is terminated prior to the Separation Date, (a) no assignment or licenses such Property shall be required hereunder, and (b) neither Company nor Spinco shall have any further liability with respect to such Property hereunder.

        SECTION 1.11 TENANT'S FIXTURES AND FITTINGS

        The provisions of the Separation Agreement and the other Ancillary Agreements shall apply to any trade fixtures and personal property located at each Property. Trade fixtures and personal property owned by parties other than the Company and its subsidiaries, including Landlords, tenants, subtenants, contractors and other similar third parties, however, are not being transferred pursuant to this Agreement, the Separation Agreement or the other Ancillary Agreements.

        SECTION 1.12 COSTS, EXPENSES, AND FEES

               (a) Cost of Obtaining Lease Consents. The parties shall bear all of the own costs in seeking to obtain Lease Consents or in documenting any Lease Consent obtained prior to the Separation Date. After the Separation Date, Quantum and Maxtor shall (i) each bear their own internal costs and the fees and expenses of their respective attorneys and accountants in obtaining negotiating and documenting Lease Consents not obtained prior to the Separation Date, and
(ii) except as expressly provided below, each bear one-half of all other fees, costs reimbursements, and expenses which are required to be paid to or for the benefit of any Landlord, any governmental authority, or any other third party in order to obtain, negotiate or document any Lease Consent not obtained prior to the Separation Date in accordance with the foregoing, which may include, but are not be limited to, Landlord consent fees, Landlord's attorneys' fees and other costs and expenses payable to the Landlord or its designees. Any additional consideration to be given as an amendment of the Lease in connection with any re-negotiation or novation of a Relevant Leases (including increased rents thereunder for the remainder of the terms thereof, additional security, additional reimbursement of operating expenses, consideration that may be required to prevent the Landlord from exercising a recapture right, or otherwise) shall be approved and paid solely by the intended transferee of the lease pursuant to the foregoing; provided, however, that said transferee's approval shall not be unreasonably withheld if the demanded consideration does not render the lease more expensive than new market rate leases for comparable space in the vicinity of the applicable premises.

               (b) Operating Expenses. Upon the consummation of any transfer of the QPRC Shares, the Transferred Leased Properties and the Affiliate Properties in accordance with the foregoing, the expenses arising in connection with the ownership or operation of the Owned U.S. Real Properties, the Transferred Leased Properties and the Affiliate Properties shall be apportioned between the transferor and the transferee of said shares and properties as of the Separation Date. In particular, (a) rent under any third party (sub)lease shall be apportioned as of the Separation Date, regardless of whether or not such rent has been paid to Seller and any rent arrearages attributable to periods prior to the Separation Date which are collected after the Separation Date shall be reimbursed to the transferee promptly upon collection, (b) real estate taxes and assessments shall be prorated as of the Separation Date based on the best available information, (c) the transferee shall receive any security deposits of
(sub)lessee's held by the transferor or its affiliates, (d) all operating expenses or additional charges of any other nature reimbursable by (sub)tenants under any (sub)lease and all reimbursements by (sub)tenants of such charges shall be apportioned between the transferor and the transferee as of the Separation Date, (e) all utilities shall be apportioned as of the Separation Date, (f) interest, principal and other amounts payable under the CS First Boston Loan, the Transferred Leased Properties Assumed Leases & Contract, and the Affiliate Properties Assumed Leases & Contracts shall be prorated to the Separation Date, (g) annual or periodic permit and/or inspection fees (calculated on the basis of the period covered) and insurance premiums (as to those policies, if any, that the transferee continues after the Separation Date, shall be apportioned between the parties as of the Separation Date; and (g) any other recurring costs of the operation and ownership of said properties shall be apportioned between the parties as of the Separation Date. If any of the aforesaid prorations cannot be calculated accurately on the Separation Date, then they shall be estimated (to the extent reasonably possible) and calculated as soon thereafter as is feasible with payment by the responsible party to the other party promptly thereafter following written demand.

        SECTION 1.13 ANCILLARY AGREEMENT

        It is acknowledged and agreed by the parties that (a) this Agreement shall constitute an Ancillary Agreement, as defined in Section 2.1 of the Separation Agreement, and a Separation Document as defined in Section 1.1 of the Merger Agreement. However, except as expressly provided herein to the contrary, the terms and conditions of this Agreement are intended to supersede and prevail over any terms and conditions of the Merger Agreement, the Separation Agreement or any other Ancillary Agreement with respect to the subject matter hereof.

                                   ARTICLE II

                                  MISCELLANEOUS


        SECTION 2.1 ENTIRE AGREEMENT. This Agreement, the Merger Agreement, the Separation Agreement, the other Ancillary Agreements and the Exhibits and Schedules referenced or attached hereto and thereto, constitute the entire agreement between the parties with respect to the subject matter hereof and shall supersede all prior written and oral and all contemporaneous oral agreements and understandings with respect to the subject matter hereof.

        SECTION 2.3 ACKNOWLEDGEMENT. The parties acknowledge that rights and obligations of Spinco shall be transferred to Maxtor by operation of law from and after the Effective Time(as defined in the Merger Agreement) of the Merger including any rights or obligations which arise prior to the Effective Time.

        SECTION 2.4 GOVERNING LAW. To the fullest extent permitted by law, this Agreement shall be governed and construed and enforced in accordance with the laws of the State of Delaware as to all matters regardless of the laws that might otherwise govern under the principles of conflicts of laws applicable thereto, except to the extent that the principles of conflicts of laws in any jurisdiction in which a relevant property is located would mandate that the laws of said jurisdiction will apply.

        SECTION 2.5 TERMINATION, This Agreement may be terminated only by mutual consent of Company and Maxtor.

        SECTION 2.6 AMENDMENT. Subject to applicable law, this Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of each of the parties hereto.

        SECTION 2.7 NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or sent via facsimile (receipt confirmed) to the parties at the following addresses or facsimile numbers (or at such other address or facsimile numbers for a party as shall be specified by like notice):

               (a) if to the Company, to:

                      QUANTUM CORPORATION
                      501 Sycamore Drive
                      Milpitas, CA 95035
                      Attention:  General Counsel
                      Telephone No.: (408) 894-4000
                      Facsimile No.: (408) 894-3218
                      with copies to:

                      Wilson Sonsini Goodrich & Rosati
                      Professional Corporation
                      One Market, Spear Street Tower
                      Suite 3300
                      San Francisco, California  94105
                      Attention: Larry W. Sonsini, Esq.
                                 Debra Summers, Esq.
                      Telephone No.: (415) 947-2012
                      Facsimile No.: (415) 947-2099

               (b)    if to Spinco, to:

                      INSULA CORPORATION
                      500 McCarthy Blvd.
                      Milpitas, CA 95035
                      Attention:  Chief Executive Officer
                      Telephone No.: (408) 894-4000
                      Facsimile No.: (408) 894-3218

                      with copies to:

                      Wilson Sonsini Goodrich & Rosati
                      Professional Corporation
                      One Market, Spear Street Tower
                      Suite 3300
                      San Francisco, California  94105
                      Attention: Larry W. Sonsini, Esq.
                                 Debra Summers, Esq.
                      Telephone No.: (415) 947-2012
                      Facsimile No.: (415) 947-2099

               (c)    if to Maxtor, to:

                      MAXTOR CORPORATION
                      510 Cottonwood Drive
                      Milpitas, CA 95035
                      Attention:  General Counsel
                      Telephone No.: (408) 432-1700
                      Facsimile No.: (408) 432-4158

                      with a copy to:

                      Gray Cary Ware & Freidenrich LLP
                      400 Hamilton Street
                      Palo Alto, California
                      Attention:  Diane Holt Frankle, Esq.
                                  Henry Lesser, Esq.
                      Telephone No.: (650) 833-2000
                      Facsimile No.: (650) 327-3699

        SECTION 2.8 INTERPRETATION. When a reference is made in this Agreement to Schedules, such reference shall be to a Schedule to this Agreement unless otherwise indicated. The words "include," "includes" and "including" when used herein shall be deemed in each case to be followed by the words "without limitation." The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. When reference is made herein to "the business of" an entity, such reference shall be deemed to include the business of all direct and indirect subsidiaries of such entity.

        SECTION 2.9 COUNTERPARTS. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party or parties hereto, it being understood that all parties hereto need not sign the same counterpart.

        SECTION 2.10 NO THIRD PARTY BENEFICIARIES. Except as provided in Section 2.3, this Agreement is not intended to confer upon any person other than the parties to this Agreement any rights or remedies under this Agreement.

        SECTION 2.11 SEVERABILITY. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability or the other provisions of this Agreement. If any provision of this Agreement, or the application of that provision to any person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted for that provision in order to carry out, so far as may be valid and enforceable, the intent and purpose of the invalid or unenforceable provision and (b) the remainder of this Agreement and the application of the provision to other persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of the provision, or the application of that provision, in any other jurisdiction.

        SECTION 2.12 OTHER REMEDIES; SPECIFIC PERFORMANCE. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party hereto shall be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by Law or equity upon such party, and the exercise by a party hereto of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the terms of this Agreement were not performed in accordance with its specific terms or were otherwise breached. It is accordingly agreed that the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state or country having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

        SECTION 2.13 ASSIGNMENT. Except as provided in Section 2.3, no party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the of the parties hereto. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

        SECTION 2.14 AUTHORITY. Each of the parties hereto represents to the others that (a) it has the corporate or other requisite power and authority to execute, deliver and perform this Agreement, (b) the execution, delivery and performance of this Agreement by it have been duly authorized by all necessary corporate or other actions, (c) it has duly and validly executed and delivered this

Agreement, and (d) this Agreement is a legal, valid and binding obligation, enforceable against it in accordance with the terms subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors' rights generally and general equity principles.

                                   ARTICLE III

                                   DEFINITIONS

        The following terms, as used herein, shall have the following meanings:

RELEVANT LEASE means, in relation to each Property, the lease(s), sublease(s), or license(s) under which the Company or its applicable subsidiary holds such Property and any other supplemental document thereto entered into with the consent of the Company and Spinco pursuant to this Agreement.

LANDLORD, with respect to any Relevant Lease, means the landlord, sublandlord, or licensor under such Relevant Lease, and its successors and assigns, and includes the holder of any other interest which is superior to the interest of said Landlord under such Relevant Lease.

LEASE CONSENT, with respect to any Relevant Lease, means all consents, waivers, amendments, and novations required by a Landlord or other third parties under the Relevant Lease, to permit the transactions contemplated by this Agreement, including, without limitation (a) consent to the transfer of the Company's or its Subsidiaries' interest in the Relevant Lease to the intended recipient thereof in accordance with this Agreement or (b) except to the extent the parties otherwise agree, consent to the license of the Property by the intended licensee thereof as herein set forth.

PROPERTY means the Owned U.S. Real Properties, the Transferred Leased Properties, the Company Retained Properties, the Foreign Subsidiary Retained Properties, and the Affiliate Properties.



                         [SIGNATURES ON FOLLOWING PAGE]

        IN WITNESS WHEREOF, each of the parties has caused this Real Estate Matters Agreement to be executed on its behalf by its officers thereunto duly authorized on the day and year first above written.



                                       QUANTUM CORPORATION

                                       By: /s/ MICHAEL BROWN
                                          --------------------------------------
                                       Name: Michael Brown
                                            ------------------------------------
                                       Title: Chairman & CEO
                                             -----------------------------------


                                       INSULA CORPORATION

                                       By: /s/ SHAWN HALL
                                          --------------------------------------
                                       Name: Shawn Hall
                                            ------------------------------------
                                       Title: Secretary
                                             -----------------------------------


                                       MAXTOR CORPORATION

                                       By: /s/ GLENN H. STEVENS
                                          --------------------------------------
                                       Name: Glenn H. Stevens
                                            ------------------------------------
                                       Title: V.P. General Counsel & Secretary
                                             -----------------------------------



                [SIGNATURE PAGE TO REAL ESTATE MATTERS AGREEMENT]



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